Exhibit 99.1

SWM and delfortgroup Announce Lower Ignition Propensity
Cigarette Paper World-wide License Agreement

ALPHARETTA, GA, October 24, 2011 -- SWM (NYSE: SWM) and delfortgroup jointly announced today a world-wide commercial resolution of their intellectual property dispute over lower ignition propensity (LIP) cigarette paper with the celebration of a world-wide license agreement and settlement of all litigation and administrative proceedings pending between them. The resolution of these disputes was viewed by both parties as a positive development for the tobacco industry and its ability to have secure access to a wide-range of lower ignition propensity cigarette paper products.

The agreement announced today is a non-exclusive patent license agreement regarding the world-wide production and sale of print banded lower ignition cigarette papers, or LIP, that would be encompassed by SWM's patent portfolio. The agreement is effective immediately and will continue concurrent with the life of SWM's licensed patents, which expire between 2014 and 2023.

As a result of entry into this license agreement, SWM and delfortgroup have agreed to voluntarily settle all current litigation and administrative matters pending between them in the United States and Europe concerning SWM's LIP patents. The license agreement provides for a guaranteed annual minimum royalty of $4 million for each of the first five calendar years commencing in 2011, and running royalties as well as an amount to settle any claims related to past sales.

"We're pleased to reach an agreement and to see continued recognition of the value of our patent portfolio, particularly as it relates to product and process solutions for lower ignition propensity cigarette applications," said SWM Chief Executive Officer and Chairman of the Board Frédéric Villoutreix. “This agreement is a landmark for SWM and delfortgroup, and allows both organizations to best meet our tobacco customers' worldwide needs.”
“delfortgroup is further pleased that we are able to continue providing our customers with a choice of LIP technologies and this agreement enables us to focus our energies on servicing our industry as it deserves,” added delfortgroup Chief Executive Officer Dr. Martin Zahlbruckner.

About SWM
SWM is a diversified producer of premium specialty papers for the tobacco industry.  It also manufactures specialty papers for other applications.  SWM and its subsidiaries conduct business in over 90 countries and employ 2,850 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia, Canada, Poland and two joint ventures in China.  For further information, please visit the company's Web site at www.swmintl.com.

About delfortgroup
delfortgroup engineers, designs, manufactures and sells specialty papers for the Cigarette and Tobacco Industry, Parma Industry and Pressure Sensitive Industry. Delfortgroup operates paper mills in Austria, Czech Republic, Hungary and Finland, employs 1750 people worldwide and has annual revenues of around EUR 650 million. For more details see www.delfortgroup.com.

SOURCE SWM

Contacts-SWM:
Scott Humphrey
+1-770-569-4229
Or
Pete Thompson
+1-770-569-4277
Web Site: http://www.swmintl.com

Contact-delfortgroup:
info@delfortgroup.com
http://www.delfortgroup.com